EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	RCG Capital Markets Group, Inc.
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corp.	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@rcgonline.com
	hamid@wedc.com	Media: Kristen Klein
480-675-0400

White Electronic Designs
Fourth Quarter and Fiscal 2004 Financial Results

Phoenix, AZ. November 16, 2004 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the fourth quarter and fiscal year ended October 2, 2004.

Highlights include:

•	Net sales of $28.8 million, up 13% sequentially over third quarter

•	Net income of approximately $905,000 or $0.04 per diluted share

•	Total bookings of $28.1 million, up 25% sequentially over third quarter

Net sales for the fourth quarter of fiscal 2004 were $28.8 million, up 13% compared to sales of $25.4 million in the immediately preceding quarter, and down approximately 5% compared to sales of $30.2 million in the fourth quarter of fiscal 2003. Net income for the fourth quarter of fiscal 2004 was approximately $905,000 or $0.04 per diluted share, compared to net income of approximately $565,000 or $0.02 per diluted share in the immediately preceding quarter, and net income of approximately $3.2 million or $0.13 per diluted share in the fourth quarter of fiscal 2003.

Net sales for the fiscal year ended October 2, 2004 were approximately $109 million, compared to net sales of $113.5 million for fiscal 2003. Net income for fiscal year 2004 was approximately $4.8 million or $0.19 per diluted share, compared to net income of approximately $10.2 million or $0.44 per diluted share for fiscal 2003.

Hamid Shokrgozar, president and chief executive officer of White Electronic Designs Corporation, commented, “We are pleased with our performance during the fourth quarter of 2004, as our defense microelectronics products achieved a 12% sequential increase in bookings and sequential net sales growth of approximately 13%, resulting in a positive book-to-bill ratio of just over 1. New orders totaled $28.1 million for the fourth quarter, up 25% compared to new orders of $22.5 million in the immediately preceding quarter. Backlog at the end of the fourth quarter of fiscal 2004 totaled approximately $51.5 million.

Our balance sheet remained strong as we ended the quarter, and the fiscal year, with $38 million in cash and our current ratio was approximately 6 to 1. However, despite the sequential quarterly revenue gain, we continued to see a shift in military spending priorities. Although we have no visibility as to when more traditional spending patterns may resume, we are dedicated to prudently managing our business in a manner that positions WEDC for expanded growth opportunities.”

Mr. Shokrgozar continued, “Research and development expenses for the quarter totaled approximately $1.4 million, compared to approximately $1.5 million in the immediately preceding quarter. During fiscal year 2004 research and development expenses totaled approximately $6.0 million, or 5.5% of net sales. We remain committed to new product innovation in the areas of circuit complexity management, interface communications and display enhancement technologies.”

Selling, general and administrative (SG&A) expenses for the fourth quarter were approximately $5.0 million, compared to approximately $4.5 million in the immediately preceding quarter, and compared to $4.1 million in the fourth quarter of fiscal 2003. The sequential quarter increases include the effects of three charges — a $250,000 insurance deductible payment for legal fees charged in connection with the shareholder litigation, a fixed asset write-off of $225,000 and an accounts receivable reserve of $262,000 pertaining to display shipments to a commercial start-up company. These charges had a meaningful impact on SG&A expenses during the quarter.

Gross profit for the fourth quarter of fiscal 2004 was approximately $7.7 million, compared to $6.9 million in the immediately preceding quarter, and compared to gross profit of approximately $11.0 million in the fourth quarter of fiscal 2003.

Microelectronic Segment Highlights

•	Net sales for the Microelectronic segment totaled $15.7 million in the fourth quarter of fiscal 2004, compared to $14.6 million in the immediately preceding quarter. Net sales to military customers totaled $8.7 million, up 13% compared to sales of $7.7 million in the immediately preceding quarter.

•	Backlog at the end of the fourth quarter of fiscal 2004 for the Microelectronic segment totaled approximately $28.8 million or approximately 56% of the total Company backlog. Military products accounted for 74% of the Microelectronic segment’s backlog.

•	New orders received for the Microelectronic segment totaled $14.7 million. Fourth quarter Microelectronic segment new orders totaled 52% of the total new orders received by the Company. Defense Microelectronic products closed the fourth quarter with $9 million in bookings, up 12% from $8 million in the immediately preceding quarter. However, we are still not at last year’s level for sales and new orders. We continue to see a slow down in sales and orders as a result of reduced defense spending for military equipment.

•	Our commercial Microelectronic sales continued to improve in targeted industrial market sectors. Net sales for the fourth quarter for our commercial Microelectronic products totaled approximately $7.0 million, compared to $6.9 million in the immediately preceding quarter, and compared to sales of $4.6 million in the fourth quarter of fiscal 2003.

     Key Microelectronic segment awards during the quarter included:

•	Received over $3 million of follow-on orders for products used on Multifunctional Information Distribution System (MIDS), AIM-9X missiles and F-16 fighter programs.

•	Received award of over $1 million for Anti-Tamper (AT) program. Anti-Tamper sales totaled $6.0 million in fiscal 2004 as compared to sales of $2.9 million for fiscal year 2003. New Anti-Tamper bookings totaled $6.2 million in fiscal year 2004.

•	Received over $2.1 million follow-on order for memory module products from a customer supporting the high-end enterprise server market.

•	Received $1.1 million order for products included in the On-Command hotel and entertainment video systems.

•	Received approximately $1.0 million order from a leader in high end audio entertainment systems during their peak sales season.

Display Segment Highlights

•	Net sales for the Display segment totaled approximately $13.1 million, up 21% compared to $10.8 million in the immediately preceding quarter and up 5% compared to $12.5 million in the fourth quarter of fiscal 2003. Net sales in the fourth quarter to Garmin and GE Medical Systems were approximately $922,000 as compared to approximately $3.5 million in the fourth quarter of fiscal 2003.

•	Backlog at the end of the fourth quarter for the Display segment totaled approximately $22.7 million or 44% of the total Company backlog.

•	The negotiations that started during our third quarter for a new system design in which product is expected to be used in backside ATM applications resulted in a $0.5 million non-recurring engineering award during our fourth quarter for the development of a Universal Operator Panel (UOP).

•	As we announced during our previous quarter, we entered into final qualification testing on monitors that are expected to be used as Point-of-Service (POS) terminals by large consumer retail chains. After successful qualification, during the fourth quarter, we received an initial $2.7 million production order for this POS application.

     Key Display segment awards during the quarter included:

•	Received a follow-on order of approximately $860,000 for enhanced display products for specialty PC applications.

•	Received follow-on display enhancement order for various avionics applications totaling over $1 million.

•	Received continuing orders for approximately $2.6 million for follow-on keypad products from major appliance manufacturers.

•	Received a follow-on order for medical patient monitor applications totaling approximately $900,000.

White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the quarter and the fiscal year 2004 beginning at 5:00 PM EASTERN. Interested parties can access the call by dialing (877) 407-9205 (domestic) or (201) 689-8054 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 1628, access number 123741 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/CEPage.asp?ID=89792. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com.

Cautionary Statement

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share data)

	October 2,	September 27,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$38,030	$30,176
Marketable securities	—	5,080
Accounts receivable, less allowance for doubtful accounts of $560 and $397	19,039	19,689
Inventories, net	24,744	18,718
Prepaid expenses and other current assets	1,584	1,727
Deferred income taxes	4,652	5,222

Total Current Assets	88,049	80,612
Property, plant and equipment, net	13,975	15,689
Goodwill, net	17,105	17,040
Intangible assets, net	5,643	6,310
Other assets, net	128	155

Total Assets	$124,900	$119,806

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$9,070	$8,074
Accrued salaries and benefits	1,396	2,496
Other accrued expenses	2,258	3,251
Deferred revenue	1,646	3,048

Total Current Liabilities	14,370	16,869
Accrued long-term pension liability	522	712
Deferred income taxes	1,175	503
Other long term liabilities	1,618	694

Total Liabilities	17,685	18,778

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,335,310 and 24,067,184 shares issued	2,433	2,406
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	90,347	89,129
Unearned compensation	(8)	(34)
Retained earnings	14,664	9,857
Accumulated other comprehensive loss	(217)	(326)

Total Shareholders’ Equity	107,215	101,028

Total Liabilities and Shareholders’ Equity	$124,900	$119,806

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars, except share and per share data)

	Three months ended		Twelve months ended
	October 2,	September 27,	October 2,	September 27,
	2004	2003	2004	2003
Net sales	$28,773	$30,194	$108,962	$113,534
Cost of sales	21,080	19,179	77,297	74,847

Gross profit	7,693	11,015	31,665	38,687

Operating expenses:
Selling, general and administrative	5,013	4,138	18,498	16,615
Research and development	1,368	1,755	6,036	6,015
Amortization of intangible assets	158	398	641	1,098

Total operating expenses	6,539	6,291	25,175	23,728

Operating income	1,154	4,724	6,490	14,959
Interest expense	—	4	2	88
Interest (income)	(124)	(98)	(454)	(250)

Income before income taxes	1,278	4,818	6,942	15,121
Provision for income taxes	373	1,583	2,135	4,971

Net income	$905	$3,235	$4,807	$10,150

Earnings per share — basic	$0.04	$0.14	$0.20	$0.48

Earnings per share — diluted	$0.04	$0.13	$0.19	$0.44

Weighted average number of common shares and equivalents:
Basic	24,285,594	23,623,340	24,201,436	21,320,307
Diluted	24,774,353	24,749,554	25,001,906	22,920,209